Exhibit 11


                          SIDLEY AUSTIN BROWN & WOOD LLP



      CHICAGO                   1501 K STREET, N.W.              BEIJING
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    LOS ANGELES                   www.sidley.com                HONG KONG
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                                             January 24, 2003


Merrill Lynch Basic Value Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

        We have acted as special Maryland counsel for Merrill Lynch Basic Value Fund, Inc., a Maryland corporation ("ML Basic Value"), in connection with the acquisition of assets and assumption of liabilities of Mercury Basic Value Fund, Inc., a Maryland corporation ("Mercury Basic Value"), by ML Basic Value, and the distribution of newly-issued shares of common stock of ML Basic Value to Mercury Basic Value for distribution to stockholders of Mercury Basic Value in liquidation of Mercury Basic Value (the "Reorganization"). This opinion is furnished in connection with ML Basic Value's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of ML Basic Value (the "Shares"), to be issued in the Reorganization.

        As special Maryland counsel for ML Basic Value in connection with the Reorganization, we are familiar with the proceedings taken by ML Basic Value and to be taken by ML Basic Value in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of ML Basic Value, as amended, the By-laws of ML Basic Value and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization (the "Agreement and Plan") by and among ML Basic Value, Mercury Basic Value, and Master Basic Value Trust, a Delaware statutory trust ("Basic Value Trust"), as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of ML Basic Value.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                             Very truly yours,


                                             /s/ Sidley Austin Brown & Wood LLP